Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-174926) on Form N-1A of North Star Micro Cap Fund, North Star Dividend Fund, North Star Opportunity Fund, North Star Bond Fund, and North Star Small Cap Value Fund, each a separate series of Northern Lights Fund Trust II, of our report dated January 29, 2024, relating to our audits of the financial statements and financial highlights, which appear in the November 30, 2023 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the reference to our firm under the headings "Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

March 28, 2024